EXHIBIT 8A(ii)

            MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT

         THIS MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT, made this ____ day of January, 1997, by and between Rushmore Trust and Savings, FSB, ("Rushmore") and AmericasBank ("AmericasBank"), Witnesseth:

         WHEREAS, by Branch Purchase and Assumption Agreement dated May 31, 1996 ("the Branch Purchase Agreement"), Rushmore intends to sell to AmericasBank certain assets ("the Assets") and AmericasBank intends to purchase the Assets and assume certain liabilities in connection therewith upon the terms and conditions therein set forth; and

         WHEREAS, the parties hereto are desirous of modifying and clarifying certain of the terms and conditions set forth in the Branch Purchase Agreement dated May 31, 1996, as hereinafter set forth.

         NOW, THEREFORE, this MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT Witnesseth, that for and in consideration of the mutual terms and conditions hereinafter expressed to be performed, and in further consideration of the sum of One Dollar and No/100 ($1.00), the adequacy of which and payment of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. All of the recitals hereinbefore mentioned are to be construed as a factual outline of matters concerning sale of the Assets, and some are intended by the parties hereto to form a substantive part of this Modification Agreement.

         2. Section 6.1 Purchase Price of Assets is hereby modified to read as follows:

                  At Closing, AmericasBank shall pay to Rushmore the following purchase price (the "Purchase Price") for the Assets, less credit for a deposit of $20,000.00 paid at the time of signing of this Agreement:

                           (a)      Real Estate:     $50,000.00

                           (b)      Furnishings:     $30,000.00

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                           (c)      Covenant Not to Compete   $50,000.00

                           (d) The amount of loans secured by the deposits, including interest.

                           (e)      Premium   associated  with  Total  Accounts;
                                    Total  Accounts  multiplied  by 0.035  minus
                                    $130,000.00 plus $25,000.00.

         3.       Section 14.1(c) is hereby modified as follows:

                  (c) By the Board of Directors of AmericasBank or Rushmore, or the proper officers of either party acting pursuant to the authority of their respective Board of Directors, if the Closing has not occurred on or before June 30, 1997.

         4. All of the remaining terms and conditions of the Branch Purchase Agreement dated May 31, 1996, shall remain unchanged. The parties hereto identify this Modification Agreement to the Branch Purchase Agreement to be a part of the Branch Purchase Agreement, and, in the event of any conflict between the provisions of the Branch Purchase Agreement and this Modification Agreement, then this Modification Agreement shall supersede the provisions of the Branch Purchase Agreement so modified and the language of this Modification Agreement shall prevail.

         IN  WITNESS  WHEREOF,   Rushmore  and  AmericasBank  have  caused  this
Modification Agreement to be duly executed by their respective representatives thereunto duly authorized, as of the date first above written.

                                   Rushmore Trust and Savings, FSB


                                   By: /s/ Linda Paisley           (SEAL)
                                       ____________________________
                                       LINDA PAISLEY
                                       Chief Executive Officer


                                       /s/ J. Clarence Jameson, III
                                       ____________________________
                                       J. CLARENCE JAMESON, III


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